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| CHERRY       |
| BEKAERRT&    |
| HOLLAND      |                  Exhibit 99-77B(2)
|Certified     |
|Public        |
|Accountants & |
|Consultants   |
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             INDEPENDENT ACCOUNTANTS  REPORT ON INTERNAL
                        CONTROL REQUIRED BY SEC


The Board of Directors
IPS New Frontier Fund
Knoxville, Tennessee

In planning and performing our audit of the financial statements of New Frontier Fund for the period from inception (August 3, 1998) through November 30, 1998, we considered its internal control structure, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of New Frontier Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity s objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and may not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of
performing their assigned functions.   However, we noted no matters
involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of November 30, 1998.

This report is intended solely for the information and use of management, the Board of Directors of New Frontier Fund, and the Securities and Exchange Commission.


/s/ Cherry Bekaert & Holland, L.L.P.
Knoxville, Tennessee
January 19, 1999